[GRAPHIC OMITTED]
                                                                    Exhibit 99.1

For Immediate Release       MEDIA CONTACT:              William  J. Ahearn
                                                        (212) 526-4379
                            INVESTOR CONTACT:           Shaun Butler
                                                        (212) 526-8381



                             LEHMAN BROTHERS REPORTS
                            EARNINGS OF $290 MILLION
                            IN THIRD QUARTER, UP 92%


                  Posts Record Earnings Per Share of $2.20, and
                   Record Nine Month Earnings of $830 Million

NEW YORK, September 23, 1999 -- Lehman Brothers Holdings Inc. (NYSE: LEH) today reported net income of $290 million, or $2.20 per common share (diluted), for the third quarter ended August 31, 1999. Net income increased by 92 percent from the $151 million earned in the third quarter of 1998. Earnings per share increased by 100 percent, from $1.10 (diluted) in the year-earlier quarter. The current quarter's performance represented the highest quarterly earnings per share that Lehman Brothers has ever posted, surpassing the $2.12 per share earned in the fiscal 1998 second quarter.

For the first nine months of fiscal 1999, net income was a record $830 million, an increase of 25 percent from $662 million in net income for the first nine months of fiscal 1998.

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                                                       Third Quarter 1999/page 2

"This continues to be a terrific year for Lehman Brothers, with another quarter of record performance," said Richard S. Fuld, Jr., Chairman and Chief Executive Officer. "The Firm is well on its way to having its most profitable year ever, a clear indication that our strategy of expanding key business franchises and broadening our international presence has been successful."

Mr. Fuld noted that the strong performance in revenues, operating margin, net income, and return on equity in the fiscal 1999 third quarter reflected the continuing shift in the Firm's business mix to high-return, franchise-based activities, particularly investment banking and equities, as well as significant growth in European operations.

Net revenues (total revenues less interest expense) for the third quarter were $1.356 billion, an increase of 46 percent from $930 million in the third quarter of fiscal 1998. Mr. Fuld noted that the quarter was among the best the Firm had ever posted in terms of net revenues.

For the first nine months of fiscal 1999, net revenues were a record $3.929 billion, an increase of 14 percent from $3.448 billion in the fiscal 1998 first nine months.

Non-interest expenses for the third quarter were $939 million. Compensation and benefits as a percentage of net revenues remained at 50.7 percent for the 18th successive quarter. Nonpersonnel expenses were $251 million, the same as in the previous fiscal year's third quarter, despite continued investments in a number of key strategic businesses and in Year 2000 technology initiatives.

For the first nine months of fiscal 1999, non-interest expenses were $2.737 billion.

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

                                                       Third Quarter 1999/page 3

Nonpersonnel expenses were $745 million, compared with $741 million in the first nine months of fiscal 1998.

For the fiscal 1999 third quarter, the Firm's pre-tax margin was 30.8 percent, up from 22.3 percent in the third quarter of fiscal 1998. Return on common equity was 22.1 percent for the quarter ended August 31, 1999, compared with 13 percent a year ago. For the first nine months of fiscal 1999, the Firm's pre-tax margin was 30.3 percent, compared with 27.8 percent for the first nine months of fiscal 1998; for the same period, return on common equity was 21.9 percent, compared with 20.1 percent in fiscal 1998. (Return on common equity for the nine months of both 1999 and 1998 is calculated using net income before adjusting for special preferred dividends.)

As of August 31, 1999, Lehman Brothers stockholders' equity and trust preferred securities were $6.7 billion and total capital (stockholders' equity, trust preferred, and long-term debt) was $36.5 billion. Book value per common share was $42.91.

As a result of the level of earnings Lehman Brothers attained in the first nine months of 1999 and 1998, earnings per share calculations include the impact of a special preferred dividend of $50 million expected to be paid to American
Express Company and to Nippon Life Insurance Company at year end. American Express and Nippon Life are entitled to receive an annual non-cumulative preferred dividend equal to 50 percent of the amount by which the Firm's net income for the full fiscal year exceeds $400 million, up to a maximum of $50 million per year, through mid-year 2002. The special preferred dividend, while not payable until year end, was accrued in the second quarter of fiscal 1999.

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                                                     Third Quarter 1999/page 4



Lehman Brothers is a global investment bank with leadership positions in corporate finance, advisory services, municipal finance and fixed income and equity sales, trading and research. Lehman Brothers serves the financial needs of corporate, government and institutional clients, and high-net-worth individuals through offices in major financial centers worldwide.




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